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                                                                    EXHIBIT 23.4

                         LETTERHEAD OF COUDERT BROTHERS

March 23, 2000

Styleclick.com Inc.
3861 Sepulveda Boulevard
Culver City, California 90230

                Re: Styleclick Inc.--Form S-4 Registration Statement

Ladies and Gentlemen:

    We have acted as counsel for Styleclick.com Inc., a California corporation ("Old Styleclick"), in connection with the above-referenced registration statement filed by Styleclick, Inc. ("New Styleclick") with the Securities and Exchange Commission (the "Registration Statement") with respect to the shares of Class A common stock, par value $0.01 per share, of New Styleclick proposed to be issued in connection with the Amended and Restated Agreement and Plan of Merger dated as of March 21, 2000 (the "Merger Agreement") entered into by and among Old Styleclick, Internet Shopping Network LLC ("ISN") and USANi Sub LLC, pursuant to which a subsidiary of New Styleclick will be merged with and into Old Styleclick (the "Old Styleclick Merger") and a subsidiary of New Styleclick will be merged with and into ISN.

    In connection with the Merger Agreement, we have delivered our opinion as to the U.S. Federal income tax consequences of the Old Styleclick Merger. We hereby consent to the filing of such opinion as an exhibit to the Registration Statement and to the references to Coudert Brothers under the captions "THE PROPOSED TRANSACTIONS--Material Federal Income Tax Consequences" and "EXPERTS" in the Proxy Statement/Prospectus which forms a part of the Registration Statement.

                                           Very truly yours,

                                           /s/ Coudert Brothers